EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 21, 2017

Board of Directors of BioLife4D Corporation.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated July 4, 2017, with respect to the balance sheets of BioLife4D Corp. as of March 31, 2017 and December 31, 2016 and the related statements of operations, shareholders’ equity and cash flows for the period from November 14, 2016 (inception) to December 31, 2016 and from January 1, 2017 through March 31, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

September 21, 2017